EXHIBIT 22
Subsidiary Issuer of Guaranteed Securities
As of December 31, 2025, Pfizer Inc. (Parent Guarantor) was the unconditional and irrevocable guarantor of the following unsecured registered notes issued by wholly-owned subsidiaries of Parent Guarantor:

Name of Subsidiary Issuer	State of Formation of Issuer	Description of Registered Notes
Pharmacia LLC	Delaware	6.75% Debentures due 2027
Pharmacia LLC	Delaware	6.60% Debentures due 2028
Wyeth LLC	Delaware	6.50% Notes due 2034
Wyeth LLC	Delaware	6.00% Notes due 2036
Wyeth LLC	Delaware	5.95% Notes due 2037
Pfizer Investment Enterprises Pte. Ltd.	Republic of Singapore	4.450% Notes due 2026
Pfizer Investment Enterprises Pte. Ltd.	Republic of Singapore	4.450% Notes due 2028
Pfizer Investment Enterprises Pte. Ltd.	Republic of Singapore	4.650% Notes due 2030
Pfizer Investment Enterprises Pte. Ltd.	Republic of Singapore	4.750% Notes due 2033
Pfizer Investment Enterprises Pte. Ltd.	Republic of Singapore	5.110% Notes due 2043
Pfizer Investment Enterprises Pte. Ltd.	Republic of Singapore	5.300% Notes due 2053
Pfizer Investment Enterprises Pte. Ltd.	Republic of Singapore	5.340% Notes due 2063
Pfizer Netherlands International Finance B.V.	The Netherlands	2.875% Notes due 2029
Pfizer Netherlands International Finance B.V.	The Netherlands	3.250% Notes due 2032
Pfizer Netherlands International Finance B.V.	The Netherlands	3.875% Notes due 2037
Pfizer Netherlands International Finance B.V.	The Netherlands	4.250% Notes due 2045